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EXHIBIT 99.2

MONDAY NOVEMBER 27, 8:46 AM EASTERN TIME

PRESS RELEASE

    ENVISION DEVELOPMENT'S CREDIT LINES WITHDRAWN BY ITS SOLE LENDING SOURCE

MARLBORO, Mass.--(BUSINESS WIRE)--Nov. 27, 2000--Envision Development Corporation's (EDV) Chief Executive Officer, Michael E. Amideo, disclosed today that the corporation's sole lending source has declined to further increase its lines of credit to the Company. Envision's board of directors has called a special meeting to review the Company's alternatives. According to Mr. Amideo, Envision anticipates making a formal announcement within the next 24-48 hours.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the SEC, including the Company's Annual Report on Form 10K and the Registration Statement on Form S-1.

Envision Development Corporation (www.edvcorp.com) provides secure e-mail communication technologies to corporations and individuals, and specialized software for collaborative communications.